Exhibit 16



Computation of Perfomance

Average Annual Total Return as of September 30, 1995

P(1 + T)n = ERV

Where:    P = a hypothetical initial payment of $1,000
          T = average annual total return
          N = number of years
        ERV = Ending Redeemable Value for the period

Examples:                 One Year            Since Inception
Lipper Intermediate
Investment Fund
No. 2, L.P.               P = $1,000          P = $1,000
(predecessor to           T = 11.10%          T = 9.81%
High Income Fund)         N = 1               N = 3.67
                        ERV = $1,111.00     ERV = $1,409.79

Prime Lipper Europe
Equities Fund, L.P.       P = $1,000          P = $1,000
(predecessor to Europe    T = 19.02%          T = 9.52%
Equity Fund)              N = 1               N = 3.71
                        ERV = $1,190.20     ERV = $1,400.76